                                                                    EXHIBIT 23.3



[AISI LOGO]



Willis Lease Finance Corporation
180 Harbor Drive
Suite 200
Sausalito, California 94965

Gentlemen:

We hereby consent to (i) the inclusion of our report (the "Report"), dated 27 October 1997, setting forth, among other things, our appraisal of the current market value of a portfolio of commercial jet engines of Willis Lease Finance Corporation, in the Registration Statement under the Securities Act of 1933 of Willis Lease Finance Corporation for the registration of 1,725,000 shares of common stock of Willis Lease Finance Corporation (the "Registration Statement"); and (ii) the references to the Report contained in the Registration Statement.

Sincerely,



Fred Bearden
President
Aircraft Information Services, Inc.